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                                                                     Exhibit 4.4

                                                            IDENTIX INCORPORATED


                          CERTIFICATE OF DESIGNATION
                                      OF
                           SERIES A PREFERRED STOCK
                                      OF
                             IDENTIX INCORPORATED

     Identix Incorporated, a Delaware corporation (the "Corporation"), organized and existing under the laws of the State of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on September 16, 1998, does by its President and under its corporate seal hereby certify as follows:

     FIRST: That by the Certificate of Incorporation duly filed as above stated, the total number of shares which this Corporation may issue is stated by paragraph FOURTH to be as follows:

     "The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Fifty Two Million (52,000,000) shares, comprised of Fifty Million (50,000,000) shares of Common Stock with a par value of $.01 per shares (the "Common Stock") and Two Million (2,000,000) shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock")";

     SECOND: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation filed in the office of the Secretary of State of Delaware on September 16 1998, and Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors on July 5, 2000, adopted the following resolutions:

     RESOLVED, that a series of the class of Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:
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A.   SERIES A PREFERRED STOCK

     1.   Designation of Series.
          ---------------------

     234,558 shares of the Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Preferred Stock ("Series A Preferred"), the powers, preferences and relative and other rights and the qualifications, limitations and restrictions of which are fixed and determined in this Section A.

     2.   Dividends.
          ---------

     The holders of the then outstanding shares of Series A Preferred shall be entitled to receive on a pari passu basis with the holders of Common Stock, when, as and if declared by the Board out of any funds legally available therefor, dividends at the rate established by the Board. The right to such dividends on shares of Series A Preferred shall be non-cumulative and no right shall accrue to holders of Series A Preferred by reason of the fact that such dividends on such shares are not declared or paid in any prior year.

     3.   Liquidation Rights.
          ------------------

     In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidating Event"), the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to all accrued or declared but unpaid dividends on each share of the Series A Preferred then held by such holder plus an amount equal to the greater (as adjusted for any stock dividends, combinations, or splits with respect to such shares) of (x) the then current market price of each such share, which for purposes of this Section 3 shall mean the average closing price of the Corporation's Common Stock on the principal United States securities exchange or trading market on which such Common Stock is listed or traded during the 10 trading days immediately prior to a Liquidating Event or (y) the original issue price of Series A Preferred of $15.9875 per share, (collectively, the "Series A Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation shall be distributed ratably among the holder of the Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive. For purposes of this Section 3, a sale, lease, exchange or other conveyance of all or substantially all of the Corporation's assets or a merger or consolidation of the Corporation with or into another entity other than the Initial Holder (as defined In Section 4 below) (or other form of corporate reorganization in which outstanding shares of the

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Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction)) in which the holders of the capital stock immediately prior to such merger or consolidation cease to own a majority of the voting stock will be treated as a Liquidating Event and shall entitle the holders of the Series A Preferred to receive at the closing in cash, securities or other property (valued as provided in the next sentence hereto) amounts as specified in this Section 3. Whenever the distribution provided for in this
Section 3 shall be payable in securities or other property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     4.   Voting Rights.
          -------------

          (a)  Voting Rights.  Except as otherwise expressly provided herein or
               -------------
as required by law, the holders of each share of Series A Preferred shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and with respect to such vote, shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to a number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred could be converted, pursuant to the provisions of Section A(5) below, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise expressly provided herein or to the extent class or series voting is otherwise required by law or agreement, the holders of shares of Series A Preferred and Common Stock shall vote together as a single class and not as separate classes on all matters.

          (b)  Designation of Director.  The initial holder of the shares of
               -----------------------
Series A Preferred (the "Initial Holder") shall have the right to designate, within 30 days following the Original Issue Date, one member of the Corporation's Board of Directors to fill an existing vacancy (the "Board Designation Right"). In the event such person is no longer employed by or in a business relationship or affiliation with the Initial Holder or takes another position within the Initial Holder's organization which makes his or her continuing representation undesirable in the view of the Initial Holder, the Initial Holder shall be permitted to designate a new director. The person the Initial Holder shall choose to be the designated director (if any) shall be nominated for re-election to the Corporation's Board of Directors at the Corporation's 2000 Annual Meeting of Stockholders and thereafter until otherwise decided by the Initial Holder. If the Initial Holder determines not to exercise its Board Designation Right, then for 30 days following the next occurring vacancy on the Board of Directors, the Initial Holder shall have the right to designate one member to the Corporation's Board of Directors on the terms described above. At any time when a designee of the Initial Holder does not hold office

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as a director of the Corporation, the Initial Holder shall be entitled to appoint one board observer to the Corporation's Board of Directors solely for the purpose of monitoring all matters relating to the iTrust Business. Notwithstanding anything to the contrary in the governing documents of the Corporation, any board observer appointed by the Initial Holder shall be entitled to attend all iTrust Business portions of meetings of the Board of Directors of the Corporation, in a non-voting capacity, and the Corporation shall provide such board observer with notice of any meetings and such other information related to the iTrust Business with respect to such meetings, and any meetings of any iTrust Business committees established by the Corporation's Board of Directors, as are delivered to the directors of the Corporation, including copies of all written consents. The rights to designate a member to the Board of Directors, to receive re-nominations to the Board of Directors or to appoint a board observer as provided herein shall expire and be of no further force or effect if the Initial Holder and its affiliates shall cease to hold a majority of the originally issued shares of Series A Preferred.

     5.   Conversion.
          ----------

     The holders of the Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Series A Preferred shall be
               ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as that term is hereinafter defined) therefor in effect at the time of conversion determined as provided in this Section A(5).

          (b)  Conversion Price.  Shares of Series A Preferred shall be
               ----------------
convertible into the number of shares of Common Stock that results from dividing $15.9875 by the Conversion Price per share in effect at the time of conversion for each share of Series A Preferred being converted. The Conversion Price per share for the Series A Preferred at the date on which the first share of the Series A Preferred is issued (the "Original Issue Date") shall be $15.9875 and shall be subject to adjustment from time to time thereafter as provided in this Section A(5).

          (c)  Mechanics of Conversion; Unpaid Dividends.  Before any holder of
               -----------------------------------------
Series A Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice by mail, postage prepaid, to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

     Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Any dividends previously declared but unpaid on shares of Series A Preferred surrendered for conversion shall be paid in cash contemporaneously with the issuance of certificates evidencing shares of Common Stock upon the conversion.

          (d)  Adjustment for Stock Splits and Combinations.  If the Corporation
               --------------------------------------------
shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this Section A(5)(d) shall become effective at the close of business on the date such subdivision or combination becomes effective.

          (e)  Adjustment for Certain Dividends and Distributions.  In the event
               --------------------------------------------------
the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred then in effect by a fraction:

               (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred

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

shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Preferred shall be adjusted pursuant to this Section A(5)(e) as of the time of actual payment of such dividends or distributions.

          (f)  Adjustments to Dividends and Distributions.  In the event the
               ------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section A(5) with respect to the rights of the holders of the Series A Preferred.

          (g)  Adjustment for Reclassification, Exchange or Substitution. If the
               ---------------------------------------------------------
Common Stock issuable upon the conversion of the Series A Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in sections A(5)(e) and (f) above, or a reorganization, merger, consolidation or sale of assets provided for in Section A(5)(h) below) then and in each such event the holder of each share of Series A Preferred shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Series A Preferred were entitled to be converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in this Section A(5).

          (h)  Reorganization, Mergers, Consolidations or Sales of Assets. If at
               ----------------------------------------------------------
any time or from time to time after the Original Issue Date there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A(5)) or a merger or consolidation of the Corporation in which the holders of the Common Stock and Preferred Stock of the Corporation immediately preceding the merger or consolidation do not own 50% or more of the capital stock of the entity surviving such merger or consolidation or if such capital stock is not entitled to elect a majority of the directors of the surviving entity, or the sale, lease, assignment, license, transfer or other conveyance of all or substantially all the Corporation's properties and assets to any other person, and if as a part of such reorganization, merger, consolidation or sale, the Series A Preferred is not canceled, exchanged, redeemed or otherwise retired, then provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A(5) with respect to the rights of the holders of the Series A Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A(5) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

          (i)  Sale of Shares Below Conversion Price.
               -------------------------------------

               (1) If at any time within 18 months following the Original Issue Date, the Corporation shall issue or sell Additional Shares of Capital Stock (as hereinafter defined), other than as a dividend as provided in Section A(5)(f) above, and other than upon a subdivision or combination of shares of Common Stock as provided in Section A(5)(d) above, without consideration or for a consideration per share less than the then existing Conversion Price for the Series A Preferred, then and in each such case the then existing Conversion Price for the Series A Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction:

                    (A) the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus
(ii) the number of shares of that the aggregate consideration received by the Corporation for the Additional Shares of Capital Stock so issued would purchase at such Conversion Price; and

                    (B) the denominator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus
(ii) the number of such Additional Shares of Capital Stock (calculated on an as converted to Common Stock basis) so issued or sold.

               (2) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock issuable on conversion of Series A Preferred as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

                    (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Corporation in connection with such issue or sale;

                    (B) to the extent it consists of services or property other than cash, be computed at the fair market value of such services or property as determined in good faith by the Board; and

                    (C) if Additional Shares of Capital Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Capital Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Capital Stock, Convertible Securities or rights or options.

               (3) For the purpose of the adjustment provided in Section A(5)(i)(1), if at any time or from time to time after the Original Issue Date the Corporation shall issue any rights, warrants or options for the purchase of, or stock or other securities convertible into, Additional Shares of Capital Stock (such rights, warrants or options convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such Convertible Securities shall be less than the then existing Conversion Price for the Series A Preferred, the Corporation shall be deemed to have issued at the time of the issuance of such Convertible Securities the maximum number of Additional Shares of Capital Stock, issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Convertible Securities, plus, in the case of options, warrants or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options, warrants or rights. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Capital Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Capital Stock on the exercise or the conversion of any such Convertible Securities.

     If any such Convertible Securities shall expire without having been exercised or converted, the Conversion Price adjusted upon the issuance of such Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Capital Stock so issued were the Additional Shares of Capital Stock, if any, actually issued or sold on the exercise of or conversion of such Convertible Securities, and such Additional Shares of Capital Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights, warrants and options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation on the conversion of such, Convertible Securities.

          (j)  Definitions.  The term "Additional Shares of Capital Stock" as
               -----------
used herein shall mean solely shares of capital stock issued or deemed to be issued by the Corporation after the Original Issue Date, in connection with any private financing of the Corporation relating primarily to the iTrust Business of the Corporation. For purposes of this Section 5, the term "iTrust Business" shall mean the iTrust division within the Corporation (or any other division, subsidiary, affiliate or other entity in which the iTrust business or assets are conveyed, transferred or assigned, whether through reorganization, restructuring or otherwise), which division designs, develops and sells fully-integrated, secure-transactions management services for the internet and wireless markets.

          (k)  Accountants' Certificate of Adjustment.  In each case of an
               --------------------------------------
adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who may be the independent certified public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (1) the consideration received or to be received by the Corporation for any Additional Shares of Capital Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price at that time in effect for the Series A Preferred, and (3) the number of Additional Shares of Capital Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

          (l)  Notices of Record Date.  In the event that the Corporation shall
               ----------------------
propose at any time, or from time to time, any action which:

               (1) redeems, purchases, or otherwise acquires for value in any three month period an amount exceeding $3,750,000 of capital stock of the Corporation (excluding the repurchase of shares of stock held by employees, consultants, directors, or officers of the Corporation in the event of termination of employment or the termination of the consulting relationship pursuant to contractual repurchase rights or rights of first refusal);

               (2) issues stock in any subsidiary or affiliated company ("Affiliate") to which the ownership of the iTrust Business has been conveyed, transferred and/or assigned, in which event the holder of shares of Series A Preferred shall have the option, exercisable in its sole discretion, to convert its Series A Preferred stock and/or Common Stock into convertible preferred stock in the Affiliate;

               (3) effects (i) any merger or consolidation of the Corporation into another corporation, or a merger of another corporation with or into the Corporation, if the holders of capital stock of the Corporation immediately prior to such merger or consolidation cease to own a majority of the voting stock of the surviving corporation or (ii) any sale, lease, exchange, or other conveyance of all or substantially all the assets of the Corporation;

               (4) liquidates, dissolves, or engages in any recapitalization or reorganization of the Corporation; or

               (5) files for the protection of the Corporation under bankruptcy, moratorium or similar laws, or the admission to creditors of the Corporation's inability to pay debts as they mature;

     The Corporation shall mail to each holder of Series A Preferred at least 30 days prior written notice of the date on which the proposed transaction will be effective and the date on which the holders of shares of Common Stock and Preferred Stock shall be entitled to exchange their shares for securities or other property deliverable upon the occurrence of the proposed transaction.

          (m)  Fractional shares.  No fractional Common Stock shall be issued
               -----------------
upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Common Stock on the date of conversion, as determined in good faith by a unanimous vote of the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

          (n)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to enable it to validly and legally issue the shares of its Common Stock that are issuable based upon such adjusted Conversion Price.

          (o)  Notices.  Any notice required by the provisions of this Section
               -------
A(5) to be given to the holder of shares of the Series A Preferred shall be deemed given when received by such holder after the same has been sent by means of certified mail, return receipt requested, postage prepaid, by a reputable overnight courier or messenger for hand delivery and addressed to each holder of record at his address appearing on the books of the Corporation.

          (p)  Payment of Taxes.  The Corporation shall pay all taxes and other
               ----------------
governmental charges (other than taxes measured by the revenue or income of the holders of the Series A Preferred) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the shares of the Series A Preferred.

          (q)  No Dilution or Impairment.  The Corporation shall not amend this
               -------------------------
Certificate of Designation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Section A(5) by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against dilution or other impairment.

     6.   Restrictions and Limitations.
          ----------------------------

          (a) So long as any shares of Series A Preferred remain outstanding, the Corporation shall not, without the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred:

               (1) Alter or change the rights, preferences or privileges of the Series A Preferred or the qualifications, limitations or restrictions thereof;

               (2) Increase or decrease (other than by conversion or as otherwise required or permitted hereby) the authorized number of shares of Series A Preferred;

               (3) Authorize or issue, or obligate itself to issue (including by reclassification or otherwise) any other series of Preferred Stock or any other equity security (including any security convertible into or exercisable for any security) having any preference or priority over, or ranking in parity with or senior to, the Series A Preferred with respect to dividends or other distributions, rights of redemption or rights upon liquidation, dissolution, or winding-up;

               (4) Redeem, purchase or otherwise acquire of value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Preferred; or

               (5) Amend the Certificate of Incorporation or Bylaws if such amendment would adversely affect the rights, preferences, privileges or limitations of the Series A Preferred.

     7.   No Reissuance of Preferred Stock.
          --------------------------------

     No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue."

     RESOLVED FURTHER, that the said resolutions of the Board of Directors, and creation and authorization of issuance thereby of said series of Series A Preferred stock, was duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with Section 151 of the DGCL.

     IN WITNESS WHEREOF, Identix Incorporated has caused this Certificate of Designation to be signed by the undersigned this 6th day of July, 2000.

                                   IDENTIX INCORPORATED

                                   By /s/ James P. Scullion
                                      ---------------------
                                   Name: James P. Scullion
                                        ------------------
                                   Title: President

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